Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

March 4, 2024

Portillo’s Inc.

2001 Spring Road, Suite 400

Oak Brook, IL 60523

Ladies and Gentlemen:

We have acted as counsel to Portillo’s Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Prospectus Supplement on Form 424B5 filed on March 1, 2024 (the “Prospectus Supplement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer, issuance and/or sale of 8,000,000 shares of Class A common stock, par value $0.01 per share (the “Common Stock”) by the Company.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”); (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement, including the prospectus contained within, dated November 14, 2022 (the “Registration Statement”); (iv) the Prospectus Supplement; and (v) such corporate agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Common Stock has been duly authorized and, when issued as contemplated by the Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights pursuant to law or in the Certificate of Incorporation.

March 4, 2024 Page 2

The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP